EX 99-B.4.12

RELIASTAR LIFE INSURANCE COMPANY

A Stock Company

Home Office: Minneapolis, Minnesota	ING Service Center: Minot, North Dakota

MINIMUM GUARANTEED WITHDRAWAL BENEFIT RIDER

This Rider is part of your Contract. The provisions in this Rider supersede any conflicting provisions in your Contract or in any prior rider.

"We" are ReliaStar Life Insurance Company.

"You" are the Owner of the Contract according to our records.

Definition of Terms - Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:

Annual Withdrawal Amount - The maximum amount that can be withdrawn under this Rider each Contract Year without causing recalculation of the Guaranteed Withdrawal Base. The Annual Withdrawal Amount on any day after the Effective Date is equal to the lesser of:

(a)	the Annual Withdrawal Percentage, shown on the Rider Schedule, multiplied by the Guaranteed Withdrawal Base as of that day, less cumulative withdrawals during the Contract Year; or

(b)	the Remaining Guaranteed Balance as of that day.

The Annual Withdrawal Amount will never be less than zero. In any given Contract Year, any unused Annual Withdrawal Amount cannot be carried over to another Contract Year.

Eligible Funds - The investment portfolios listed on the Rider Schedule and such additional investment portfolios that we may identify from time to time in the Contract Prospectus. You must invest exclusively in one or more of the Eligible Funds during the entire time this Rider is in effect (other than when we may require you to invest in the money market Sub-Account under the Contract in connection with our Right to Cancel procedures).

Guaranteed Withdrawal Base - An amount used to determine the Annual Withdrawal Amount and to determine the amount of the Current Benefit Charge.

Remaining Guaranteed Balance - The amount available for future withdrawals made under this Rider. The Remaining Guaranteed Balance will never be less than zero.

Reset - A reset in the Guaranteed Withdrawal Base and Remaining Guaranteed Balance that makes these values equal to the current Contract Value, determined as of a Reset Date.

Reset Date(s) - The date(s) shown on the Rider Schedule on which you may elect to Reset the Guaranteed Withdrawal Base and Remaining Guaranteed Balance to an amount equal to the current Contract Value, determined as of that Reset Date. If "None" appears on the Rider Schedule, the Reset provision is not available.

Guaranteed Withdrawal Benefit - You have purchased a Guaranteed Withdrawal Benefit Rider. Subject to the terms and conditions described herein, this Rider allows for withdrawals up to the Annual Withdrawal Amount, regardless of market performance, until the Remaining Guaranteed Balance equals zero.

For purposes of this Rider, the term "withdrawal" includes any applicable withdrawal charges and charges for state and federal taxes, if applicable, and any amounts applied to provide an annuity payout. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, including withdrawal charges, if applicable, as withdrawals otherwise made under the provisions of the Contract.

Form No. 40075 11-04	1

This Rider may be purchased on the Issue Date or on the first (1st) through third (3rd) Contract Anniversaries, provided:

(a)	the age of each Owner and Annuitant is 80 years or younger on the Effective Date;

(b)

you agree to invest exclusively in one or more of the Eligible Funds the entire time this Rider is in effect (other than when we may require you to invest in the money market Sub-Account under the Contract in connection with our Right to Cancel procedures);

(c)	you agree not to invest in the DCA Fixed Account or any other fixed account which may be available in the Contract the entire time this Rider is in effect;

(d)	you do not have an Outstanding Loan Balance on the Effective Date and you agree not to initiate a loan while this Rider is in effect (if loans are permitted in the Contract);

(e)

your election of this Rider is received, in a form satisfactory to us, at our Service Center within thirty (30) days after the Issue Date or the Contract Anniversary on which the Rider may be purchased; and

(f)	this Rider has not been previously terminated.

We reserve the right to make other purchase dates available. Only one minimum guaranteed living benefit rider may be purchased or in effect at any given time.

The Issue Date or the Contract Anniversary closest to your election of this Rider is the Effective Date of the Rider as shown on the Rider Schedule, unless you elect to Reset the Guaranteed Withdrawal Base and Remaining Guaranteed Balance (if a Reset Date is shown on the Rider Schedule). A Reset will result in a new Effective Date equal to the Reset Date.

Initial Values - The Guaranteed Withdrawal Base, Remaining Guaranteed Balance and Annual Withdrawal Amount are initially determined on the Effective Date as follows:

If this Rider is effective on the Issue Date, the Guaranteed Withdrawal Base and Remaining Guaranteed Balance are equal to the initial Purchase Payment.

If this Rider is effective on a Contract Anniversary, the Guaranteed Withdrawal Base and Remaining Guaranteed Balance are equal to the Contract Value on that Contract Anniversary.

If this Rider is effective on a Reset Date, the Guaranteed Withdrawal Base and Remaining Guaranteed Balance are equal to the Contract Value on that Reset Date.

The Annual Withdrawal Amount on the Effective Date is equal to the Annual Withdrawal Percentage, shown on the Rider Schedule, multiplied by the Guaranteed Withdrawal Base.

Subsequent Purchase Payments - Eligible Purchase Payments as shown on the Rider Schedule will result in an increase in the Guaranteed Withdrawal Base and Remaining Guaranteed Balance equal to the amount of each Eligible Purchase Payment.

Withdrawal of Annual Withdrawal Amount - While this Rider is in effect, you may withdraw up to the Annual Withdrawal Amount without reducing the Guaranteed Withdrawal Base, regardless of market performance, until the Remaining Guaranteed Balance equals zero.

If a withdrawal does not exceed the Annual Withdrawal Amount immediately prior to that withdrawal, the Guaranteed Withdrawal Base will remain unchanged. The Remaining Guaranteed Balance will decrease by the withdrawal amount immediately following the withdrawal.

Also, if under the Contract you are required to take Required Minimum Distributions and these withdrawals exceed the Annual Withdrawal Amount, the Guaranteed Withdrawal Base will remain unchanged. The Remaining Guaranteed Balance will decrease by the withdrawal amount immediately following the withdrawal.

Otherwise, if a withdrawal exceeds the Annual Withdrawal Amount immediately prior to that withdrawal, we will adjust the Guaranteed Withdrawal Base and Remaining Guaranteed Balance immediately following the withdrawal to the lesser of:

(a)	the Contract Value immediately after the withdrawal; or

(b)	the Remaining Guaranteed Balance immediately prior to the withdrawal, less the withdrawal amount.

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A withdrawal may not exceed the amount available for withdrawal under the Contract if such withdrawal would exceed the Annual Withdrawal Amount.

If a withdrawal: (a) does not exceed the Annual Withdrawal Amount; and (b) reduces the Contract Value to zero, this Rider is placed in Automatic Withdrawal Status.

Automatic Withdrawal Status - Once the Rider enters Automatic Withdrawal Status, the Minimum Guaranteed Withdrawal Benefit ("MGWB") will be payable, subject to the conditions described below. The MGWB consists of:

1)

Automatic Periodic Payments - Automatic Periodic Payments will be made annually and will begin on the Contract Anniversary following the date the Rider enters Automatic Withdrawal Status. We reserve the right to make other payment frequencies available. The amount of each Automatic Periodic Payment equals the Annual Withdrawal Amount, until the Remaining Guaranteed Balance is reduced to zero. If the Remaining Guaranteed Balance is less than or equal to the Annual Withdrawal Amount at the time an Automatic Periodic Payment is due, that payment will equal the Remaining Guaranteed Balance, and it will be the final Automatic Periodic Payment; and

2)

the MGWB Death Benefit - While the Rider is in Automatic Withdrawal Status, on the Death Benefit Valuation Date, Automatic Periodic Payments will cease and the MGWB Death Benefit payable shall be the Remaining Guaranteed Balance. Such amount shall be payable in a single lump sum to the person entitled to death proceeds under the Contract.

While the Rider is in Automatic Withdrawal Status, the Contract is modified as follows:

1)	No further premiums will be accepted;

2)	No charges under the Contract will apply;

3)	The Contract will provide no further benefits other than as provided in this Rider;

4)	Any other Riders attached to the Contract shall terminate unless specified otherwise in the Rider; and

5)	The Contract and this Rider will terminate at the earliest of the following:

a)	Payment of the final Automatic Periodic Payment; or

b)	Payment of the MGWB Death Benefit.

Death of Owner (or Annuitant) - If you, or the Annuitant, if the Owner is a Non-Natural Person, dies while the Rider is not in Automatic Withdrawal Status, on the Death Benefit Valuation Date this Rider terminates and no further Rider benefits are provided. However, if the surviving spouse of the deceased Owner continues the Contract as their own as described in the Contract and if, as a result, the Contract Value is increased, the following will apply:

(a)	the Guaranteed Withdrawal Base and Remaining Guaranteed Balance will also be reset based on the increased Contract Value;

(b)	the Current Benefit Charge will be the same as the charge in effect for new issues of this same Rider as of that date; and

(c)	this Rider will continue in effect.

Option to Reset - If a Reset Date is shown on the Rider Schedule, you may elect to Reset the Guaranteed Withdrawal Base and Remaining Guaranteed Balance to an amount equal to the current Contract Value as of that Reset Date, provided:

(a)	the age of each Owner and Annuitant is 80 or younger on the Reset Date;

(b)	you agree to invest exclusively in one or more of the Eligible Funds during the entire time this Rider is in effect;

(c)	you agree not to invest in the DCA Fixed Account or any other fixed account which may be available in the Contract the entire time this Rider is in effect;

(d)	your election to Reset is received, in a form satisfactory to us, at our Service Center within thirty (30) days after the Contract Anniversary on which the Reset may be purchased.

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The Current Benefit Charge may change if you elect to Reset the Guaranteed Withdrawal Base and Remaining Guaranteed Balance. However, the Current Benefit Charge will never exceed the charge then in effect for new issues of this same Rider. If we are no longer issuing this Rider, any change in the Current Benefit Charge will not result in a charge that exceeds the Maximum Benefit Charge shown on the Rider Schedule.

We will provide you with written confirmation of your election.

Current Benefit Charge - The Current Benefit Charge shown on the Rider Schedule is the charge that will apply while this Rider is in effect, unless you exercise your option to Reset (if available). If you elect to Reset, the Current Benefit Charge may change. However, the Current Benefit Charge will never exceed the charge then in effect for new issues of this same Rider. If we are no longer issuing this Rider, any change in the Current Benefit Charge will not result in a charge that exceeds the Maximum Benefit Charge shown on the Rider Schedule.

The Current Benefit Charge is expressed as an annual percentage and is deducted quarterly based on the Guaranteed Withdrawal Base as of the Valuation Date preceding the date of deduction. Upon termination of the Rider, we will deduct the entire fee due for that quarter. This fee will be based on the Guaranteed Withdrawal Base as of the Valuation Date immediately preceding the date the termination is processed.

The Current Benefit Charge will be deducted through a pro-rata reduction of the Contract Value of the Sub-Accounts in which you are invested as of the Valuation Date immediately preceding the date of deduction.

Termination of Rider - Except as provided under the Automatic Withdrawal Status provision of this Rider, this Rider will terminate on the next Valuation Date following the occurrence of one of the following:

(a)

if any portion of the Contract Value is no longer invested in one of the Eligible Funds (other than when we may require you to invest in the money market Sub-Account under the Contract in connection with our Right to Cancel procedures);

(b)	if the Contract is terminated in accordance with the provisions of the Contract;

(c)	on the Death Benefit Valuation Date, unless the Contract is continued on the life of your spouse, in which case the Rider will continue with your surviving spouse as Owner;

(d)	if the ownership of this Contract changes and the new Owner is other than the spouse of the previous Owner;

(e)	if a loan is initiated; or

(f)

on the Start Date (If you attain age 85 while this rider is in effect, the annuity option that may be provided under the Contract if you do not select a required minimum distribution method will not be activated as long as your Remaining Guaranteed Balance is greater than zero).

This Rider has no surrender value or other non-forfeiture benefits upon termination.

Notwithstanding anything else in your Contract, the provisions of this Rider are controlling.

All other terms and conditions as defined in the Contract remain unchanged, unless otherwise defined in this Rider.

RELIASTAR LIFE INSURANCE COMPANY

/s/ Donald W. Britton	/s/ Paula Cludray Engelke
President	Secretary

Form No. 40075 11-04	4